EXHIBIT 10.1

2006 Bonuses & 2007 Base Salaries for Certain Executive Officers

Name and Principal Position(s) [1]	2006 Bonus	2007 Base Salary
Scott A. McGregor President and Chief Executive Officer	$240,000	$650,000
David A. Dull Senior Vice President, Business Affairs, General Counsel and Secretary	100,000	300,000
Bruce E. Kiddoo Vice President, Corporate Controller and Acting Chief Financial Officer	100,000	265,000
Thomas F. Laggata Senior Vice President, Worldwide Sales	100,000	285,000
Vahid Manian Senior Vice President, Global Manufacturing Operations	100,000	300,000

1 The Compensation Committee did not establish the base salary for the Chairman of the Board and Chief Technical Officer of the company, Dr. Henry Samueli, whose annual base salary will remain at the nominal level of $1.00 for 2007, in accordance with his voluntary agreement to maintain his base salary at that amount. In addition, Dr. Samueli voluntarily did not participate in the 2006 Performance Bonus Plan.